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                                                                  EXHIBIT (8)(A)

                         ALSTON & BIRD LLP TAX OPINION

                       [LETTERHEAD OF ALSTON & BIRD LLP]

                                January 9, 1998

FIRST UNION CORPORATION
One First Union Center
Charlotte, North Carolina 28288

Ladies and Gentlemen:

     We have acted as counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned merger (the "Corporate Merger") of CoreStates Financial Corp, a corporation organized under the laws of the Commonwealth of Pennsylvania ("CoreStates"), with and into First Union (the "Corporate Merger"), pursuant to the Agreement and Plan of Mergers (the "Agreement"), dated as of November 18, 1997, by and between CoreStates and First Union.

     For purposes of the opinion set forth below, we have relied, with the consent of CoreStates and the consent of First Union, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificates of the officers of CoreStates and First Union to us dated January 6, 1998, and January 9, 1998, respectively, and have assumed that such certificates will be complete and accurate as of the effective date of the Merger (the "Effective Date"). We have also relied upon the accuracy of the Registration Statement on Form S-4 filed by First Union (the "Registration Statement") and the Joint Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the annexes thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Corporate Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Pennsylvania and the State of North Carolina.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

          (i) no gain or loss will be recognized for federal income tax purposes by CoreStates stockholders upon the exchange in the Corporate Merger of shares of CoreStates Common Stock solely for First Union Common Stock (except with respect to cash received in lieu of a fractional share interest in First Union Common Stock);

          (ii) the aggregate tax basis of First Union Common Stock received in the Corporate Merger by CoreStates stockholders (including the basis of any fractional share interest in First Union Common Stock deemed received) will be the same as the aggregate tax basis of the shares of CoreStates Common Stock surrendered in exchange therefor;

          (iii) the holding period of First Union Common Stock received in the Corporate Merger by a CoreStates stockholder (including the holding period of any fractional share interest in First Union Common Stock deemed received) will include the period during which the shares of CoreStates Common Stock surrendered in exchange therefor were held by the CoreStates stockholder, provided such shares of CoreStates Common Stock were held as capital assets at the Effective Date; and

          (iv) cash received by a holder of CoreStates Common Stock in lieu of a fractional share interest in First Union Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the holder's adjusted tax basis in the CoreStates Common Stock allocable to the fractional share interest.

     We express no opinion as to the effect of the Corporate Merger on any shareholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, CoreStates stockholders who received their CoreStates Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their CoreStates Common Stock as part of a "straddle" or "conversion


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transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         Alston & Bird, LLP